Exhibit 10.1

PRUDENTIAL BANCORP, INC.
PRUDENTIAL SAVINGS BANK
SEPARATION AGREEMENT

This Separation Agreement (the "Agreement") by and among Prudential Bancorp, Inc. (the "Company"), Prudential Savings Bank (the "Bank" and collectively with the Company, "Prudential"), and Joseph R. Corrato is entered into as of May 3, 2016.

WHEREAS, Mr. Corrato currently serves as President and Chief Executive Officer and as a member of the Board of Directors of each of the Company and the Bank;

WHEREAS, the Bank and Mr. Corrato previously entered into an amended and restated employment agreement dated as of October 1, 2015, which was amended pursuant to Amendment No. 1 thereto effective as of November 1, 2015 (the "Employment Agreement");

WHEREAS, Mr. Corrato also has previously entered into an Endorsement Split Dollar Agreement with the Bank dated August 28, 2012 (the "Split Dollar Agreement"), providing for certain benefits with respect to split-dollar insurance maintained by the Bank for his benefit;

WHEREAS, Mr. Corrato has provided valuable services to the Bank for more than 37 years and to the Company since its formation in 2013 (and to its predecessor from its formation in 2004);

WHEREAS, after careful and thoughtful deliberation by the Boards of Prudential and Mr. Corrato, the parties hereto believe it is in their mutual best interest that Mr. Corrato retire as President and Chief Executive Officer and as a member of the Board of each of the Company, the Bank and the Bank's subsidiaries on the Effective Date, as hereinafter defined;

WHEREAS, Mr. Corrato is willing to relinquish his rights under the Employment Agreement and to have it be superseded by this Agreement; and

WHEREAS, the Bank is willing to appoint Mr. Corrato as a director emeritus as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

1.	Effective Date. The "Effective Date" of the Agreement is May 1, 2016.

2. Service on the Boards; Retirement.

(a) As of the Effective Date, Mr. Corrato shall resign from his positions as President and Chief Executive Officer of each of the Company and the Bank, as well as any officer positions he has with any of the Bank's subsidiaries.

(b) As of the Effective Date, Mr. Corrato shall retire from his position as a member of the Board of Directors of each of the Company, the Bank and each the Bank's subsidiaries.

(c) Mr. Corrato is hereby appointed, as of the Effective Date, as a director emeritus of the Bank to serve in that capacity, which Mr. Corrato accepts, through and including February 29, 2020 ("Service Period"). Mr. Corrato will have no specified duties except as may be mutually agreed to by the Bank and Mr. Corrato and except that, as may be reasonably requested by the Bank from time to time, Mr. Corrato shall provide assistance with respect to the loan relationship of the Bank set forth on Exhibit A hereto.

3. Compensation; Benefits.

(a) Payments Prior to the Effective Date.  In accordance with the terms of the Employment Agreement, the Bank will continue to pay Mr. Corrato at his current adjusted monthly base salary of $16,719.33 per month through the Effective Date, provided that Mr. Corrato continues to be in the employ of the Bank through such date.  Such payments will be made in accordance with the Bank's normal payroll practices and be subject to standard withholdings and deductions.

(b) Separation Payment. As consideration for the release of claims provided by Section 8 hereof, including any related to his Employment Agreement, 5(c) (the "Release"), as well as for the services provided by Mr. Corrato pursuant to Sections 2(c) and 9 hereof, the Bank shall pay Mr. Corrato $225,000 (the "Separation Payment"), with such amount to be (i) paid in 26 equal installment payments of $8,653.85 in accordance with the Bank's normal payroll practices, (ii) subject to such deductions and withholding that the Bank determines are required by law, and (iii) further subject to the Release not being revoked by Mr. Corrato during the Revocation Period as defined in Section 8(f) hereof. The first installment of the Separation Payment will be made within ten (10) business days following the Effective Date or, if later, in the first payroll period following the expiration of the Revocation Period set forth in Section 8(f) hereof, provided that Mr. Corrato does not revoke the Release during such Revocation Period. In the event the Release is not revoked during the Revocation Period and Mr. Corrato dies before the Separation Payment has been fully paid, all remaining installments of the Separation Payment which remain unpaid as of the date of Mr. Corrato's death shall be paid to Mr. Corrato's beneficiaries or estate at the same time and in the same amount as they would have been paid to Mr. Corrato.

(c) Medical and Dental Benefits. The Bank shall pay 100% of the premium costs for continued COBRA coverage for medical, dental and vision insurance for Mr. Corrato and his dependents for a period ending upon the earlier of (i) the six-month anniversary of the Effective Date, or (ii) the date that Mr. Corrato obtains full-time employment by another employer that entitles him to receive substantially similar benefits. Following the expiration of the period in the preceding sentence, Mr. Corrato may elect medical, dental and vision coverage at his expense pursuant to COBRA to the extent and for the then remaining amount of time it is permissible to maintain continued COBRA coverage.

(d) Director Emeritus Compensation.  Mr. Corrato shall not be entitled to any cash compensation for his service as a director emeritus during the Service Period.

(e) Split Dollar Agreement.  The Split Dollar Agreement shall terminate as of the Effective Date and Mr. Corrato shall have no further rights and privileges thereunder.

(f) Existing Stock Options and Restricted Stock Awards.  The 76,029 vested stock options held by Mr. Corrato as of the Effective Date of this Agreement to purchase shares of common stock of the Company shall remain outstanding and exercisable in accordance with their terms. The options covering 65,099 shares of common stock of the Company and the restricted stock awards covering 25,511 shares which remain unvested as of the Effective Date will continue to vest in accordance with the terms of their grant so long as Mr. Corrato continues to serve as a director emeritus of the Bank.

(g) Employee Benefit Plans.  Mr. Corrato shall be entitled to receive his vested benefits under the Bank's Employee Stock Ownership Plan, the Bank's 401(k) profit sharing plan and the Bank's multiple employer defined benefit pension plan in accordance with the terms of such plans. Following the Effective Date, Mr. Corrato shall no longer be entitled to participate in any of the employee benefit plans or programs offered by the Company, the Bank or any of their subsidiaries (except to the extent permitted by the terms of such plans), and no additional benefits shall accrue or vest on behalf of Mr. Corrato under such employee benefit plans or programs subsequent to the Effective Date, except as set forth in Sections 3(c), 3(e) and 3(f) hereof or as otherwise provided under the terms of such plans.

(h) Expenses.  The Company and/or the Bank shall reimburse Mr. Corrato or otherwise provide for or pay for all reasonable expenses, if any, incurred by Mr. Corrato at the specific request of the Company or the Bank, subject to such reasonable documentation as may be requested by the Company or the Bank.  If such expenses are paid in the first instance by Mr. Corrato, the Company and/or the Bank shall reimburse Mr. Corrato therefor upon receipt of such reasonable documentation as may be requested by the Company.  Such reimbursements or payments shall be made promptly by the Company or the Bank, as applicable, and, in any event, no later than March 15th of the year immediately following the year in which such expenses were incurred.

(i) Transfer of Automobile. The Bank shall transfer to Mr. Corrato the title on the company-provided automobile currently used by Mr. Corrato.  Such title transfer shall occur within ten (10) business days following the Effective Date upon the payment of $1.00 by Mr. Corrato; provided, however, Mr. Corrato shall also be responsible for any titling or transfer fees or sales taxes incurred in connection with the transfer thereof.

(j) Interest Rate on Mortgage Loan.  The Bank agrees that the interest rate on Mr. Corrato's residential mortgage loan issued as of May 21, 2009, as modified November 15, 2011 (the "Mortgage"), obtained from the Bank shall continue in effect in accordance with the terms of such Mortgage until the Mortgage is fully repaid, subject to any regulatory requirements or restrictions with respect to preferential interest rates.

(k) Vacation and Other Leave.  All accrued vacation and other leave time that Mr. Corrato has which remains unused as of the Effective Date shall be forfeited.

4. Termination.

(a) Cause.  The Company and the Bank may terminate Mr. Corrato's service as a director emeritus during the Service Period for Cause. For purposes of this Agreement, "Cause" shall mean removal of Mr. Corrato as a director emeritus because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, willful conduct which is materially detrimental (monetarily or otherwise) to the Company and/or the Bank or material breach of any provision of this Agreement, in each case with respect to matters that occurred, arose or were discovered during the Service Period. Notwithstanding the foregoing, for purposes hereof, a determination by regulatory authorities that Mr. Corrato has willfully violated any applicable law, rule or regulation or final cease-and-desist order shall constitute Cause.

For purposes of this provision, no act or failure to act, on the part of Mr. Corrato, shall be considered "willful" unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company and/or the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of either the Company or the Bank or based upon the advice of counsel for the Company and/or the Bank shall be conclusively presumed to be done, or omitted to be done, by Mr. Corrato in good faith and in the best interests of the Company and the Bank. The removal of Mr. Corrato as a director emeritus for conduct described the paragraph above shall not be deemed to be for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors of the Company and/or the Bank at a meeting of the Board of Directors called and held for such purpose (after not less than ten (10) days advance notice is provided to Mr. Corrato and he is given an opportunity, together with counsel chosen by him, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board, Mr. Corrato is guilty of the conduct described above, and specifying the particulars thereof in detail.

As of the date hereof, none of the parties to this Agreement is aware of facts that would constitute "Cause" as defined under this Agreement.

(b) Notice of Termination.  Any termination by the Company and/or the Bank for Cause shall be communicated by a written Notice of Termination to the other party hereto given in accordance with Section 13 of this Agreement.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for removal of Mr. Corrato as a director emeritus under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).  The failure by the Company and/or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company and/or the Bank hereunder or preclude the Company and/or the Bank from asserting such fact or circumstance in enforcing the Company's or the Bank's rights hereunder.

(e) Date of Termination.  "Date of Termination" means if Mr. Corrato's service as a director emeritus is terminated by the Company and/or the Bank for Cause, the date on which the Notice of Termination is given, or any later date specified therein within thirty (30) days of delivery of such notice, as the case may be.

5.         Covenants.

(a) Non-disparagement.  Mr. Corrato agrees that he shall not make, or cause to be made, any disparaging or critical remarks, comments or statements about or against the Company or its subsidiaries (including the Bank) or affiliates or any director, officer, employee or customer of any such entities at any time in the future, except for any statements by him made pursuant to lawful subpoena or legal process. The Bank will advise the members of its Board of Directors (and those of the Company's Board of Directors) and all executive officers of the Bank and the Company (collectively, the "Persons to be Advised") that they should not make public statements that are in any way disparaging or negative towards Mr. Corrato. The Bank will advise the Persons to be Advised that a non-disparagement agreement is in effect, and will use reasonable efforts to enforce compliance with this Agreement. Notwithstanding the foregoing agreement, the parties hereto recognize and acknowledge that the Bank and the Company will not be liable for statements between the Bank and/or the Company and its independent auditors, state and federal banking regulators, the Securities and Exchange Commission or statements necessary to comply with applicable law or regulation. In addition, nothing contained herein shall prevent any of the parties hereto from making any truthful statement in connection with any legal proceeding or investigation by the Company, the Bank or any governmental authority.

(b) Confidentiality. Except as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), Mr. Corrato shall keep secret and confidential and shall not disclose to any third party (other than the Company or any of its subsidiaries or affiliates or any persons employed or engaged by such entities) in any fashion or for any purpose whatsoever any information regarding the Company or any of its subsidiaries or affiliates which is not available to the general public to which Mr. Corrato was granted access at any time prior to the Effective Date or during the Service Period, including, without limitation, any of the following information relating to the Bank or any Bank subsidiary or affiliate: business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; the names and addresses of customers or prospective customers, including any customer lists; work performed or services rendered for any customer; any method and/or procedures relating to projects or other work developed for the Bank or any subsidiary or affiliate; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures.

(c) Non-Compete.  Mr. Corrato hereby covenants and agrees that, for a period of one year following the Effective Date (the "Restricted Period"), he shall not, directly or indirectly, either for himself or for any other individual, corporation, partnership, limited liability company, joint venture or other entity (each an "Entity" and collectively, the "Entities") other than for the Company, the Bank and their subsidiaries, participate in any business (including, without limitation, any division, group or franchise of a larger organization) that engages (or proposes to engage) in the commercial or retail banking business (the "Business") within any of the following counties in Pennsylvania: Bucks, Chester Delaware, Montgomery and Philadelphia (including the City of Philadelphia); and Camden County in New Jersey, in each case without the Bank's prior written consent; provided, that if, as of the date hereof, Mr. Corrato holds not more than a 3% direct or indirect equity interest in such Entity, then Mr. Corrato may retain such ownership interest without being deemed to "participate" in the Business conducted by such Entity.  For purposes of this Agreement, the term "participate" shall mean having more than a 3% direct or indirect ownership interest in any Entity, whether as a sole proprietor, investor, owner, shareholder, partner, member, manager, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, limited liability company, joint venture and other business entity (whether as a director, officer, manager, member, supervisor, employee, agent, consultant or otherwise), with respect to the Business.

(d) Non-Solicitation of Customers.  Mr. Corrato covenants and agrees that during the Restricted Period he shall not, directly or indirectly, as an employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without the Bank's prior written consent (other than for the benefit of the Company, the Bank and their subsidiaries), solicit, contact, call upon, communicate with or attempt to communicate with any person or entity that is or was a customer of the Bank (excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Bank) during the one-year period preceding the Effective Date for the purpose of engaging in opportunities related to the Business or contracts related to the Business.

(e) Non-Solicitation of Employees.  Mr. Corrato covenants and agrees that during the Restricted Period he shall not, directly or indirectly, as an employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without the prior written consent of the Bank, solicit or induce any employee of the Company, the Bank or any of their respective  subsidiaries to leave the employ of such entities (excluding general solicitations of the public that are not based in whole or in part on any list of employees of such entities).

(f) Injunctive Relief. Mr. Corrato agrees that damages at law will be an insufficient remedy to the Company and the Bank in the event that Mr. Corrato violates any of the provisions of subsections (a), (b), (c), (d) or (e) of this Section 5, and that the Company or the Bank may apply for and, upon the requisite showing, be granted injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in subsections (a), (b), (c), (d) or (e) of this Section 5.  Mr. Corrato hereby consents to the right of the Company and the Bank to seek (i) any injunction (temporary or otherwise) and (ii) any other court order which may be issued against Mr. Corrato from violating, or directing Mr. Corrato to comply with, any of the covenants in subsections (a), (b), (c), (d) or (e) of this Section 5.  Mr. Corrato also agrees that such remedies that may be obtained shall be in addition to any and all remedies, including damages, available to the Company or the Bank against Mr. Corrato for such breaches or threatened or attempted breaches.

(g) Termination of Other Benefits. In addition to the rights of the Bank set forth in subsection (f) of this Section 5, in the event that Mr. Corrato shall violate the terms and conditions of subsections (a), (b), (c), (d) or (e) of this Section 5, the Company, the Bank and their subsidiaries and affiliates may terminate any payments or benefits of any type and regardless of source payable by the Company or its subsidiaries or affiliates, if applicable (including those set forth in Section 3 hereof), to Mr. Corrato, other than with respect to payments or benefits to Mr. Corrato under plans or arrangements that are covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(h) Termination of the Employment Agreement. Mr. Corrato acknowledges and agrees that his Employment Agreement shall be terminated as of the Effective Date and shall thereafter be null and void.

6. Designation of Beneficiary.  Mr. Corrato may from time to time, by providing a written notification to the Bank and/or the Company, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are provided under the terms of this Agreement.  Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Compensation Committee of the Board of Directors of the Bank (the "Committee").  If Mr. Corrato fails to designate a beneficiary or if a beneficiary dies before the date of Mr. Corrato's death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his estate.  If benefits commence to be paid to a beneficiary and such beneficiary dies before all benefits to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries designated by Mr. Corrato, if any, and if none to the estate of such beneficiary.

7. Unsecured Promise.  Nothing contained in this Agreement shall create or require the Company or the Bank to create a trust of any kind to fund the benefits provided hereunder.  Any insurance policy or other asset acquired or held by, or on behalf of, the Bank or funds allocated by the Bank in connection with the liabilities assumed by the Bank pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of Mr. Corrato or his beneficiaries or to be a security for the performance of the obligations of the Bank pursuant hereto but shall be and remain a general asset of the Bank.  To the extent that Mr. Corrato or any other person acquires a right to receive payments from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

8. Release of the Company and Related Parties.

(a) In consideration of the payments and the benefits to be provided to Mr. Corrato pursuant to this Agreement, the sufficiency of which is acknowledged hereby, Mr. Corrato, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, the Bank and each of their subsidiaries and affiliates (the "Company Affiliated Group"), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the "Company Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Mr. Corrato, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with Mr. Corrato's service to any member of the Company Affiliated Group (or the predecessors thereof) through and including the Effective Date in any capacity, or the termination of such service in any such capacity as of the Effective Date, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law and all other laws concerning unlawful and unfair labor and employment practices), (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 ("Title VII"), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act ("ADA"), ERISA, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Family and Medical Leave Act and any similar or analogous state or local law or regulation, and (vi) under the Employment Agreement, excepting only:

(A) the rights of Mr. Corrato as a shareholder of the Company, including his stock options and restricted stock awards as described in Section 3(f) hereof;

(B) the right of Mr. Corrato to receive COBRA continuation coverage in accordance with applicable law;

(C) rights to indemnification Mr. Corrato may have under (i) applicable corporate law, (ii) the articles of incorporation, charter or bylaws of any entities included in the Company Affiliated Group, (iii) any other agreement between Mr. Corrato and a Company Released Party, or (iv) as an insured under any director's and officer's liability insurance policy now or previously in force;

(D) claims for vested benefits under any health, disability, retirement, life insurance or other similar "employee benefit plan" (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group existing as of the Effective Date (the "Company Benefit Plans"); and

(E) the rights of Mr. Corrato under this Agreement.

(b) Mr. Corrato acknowledges and agrees that the release of claims set forth in this Section 8 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, with any such liability being expressly denied.

(c) The release of claims set forth in this Section 8 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney's fees and expenses.

(d) Mr. Corrato specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 8 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, the ADEA, the ADA and any state or local law or regulation in respect of discrimination of any kind.

(e) Mr. Corrato covenants and agrees that neither he, nor any person or entity on his behalf, will file or cause or permit to be filed any civil action, suit, arbitration or legal proceeding seeking any type of personal relief, or share in any remedy against the Bank or any other Company Released Party, involving any matter which: (i) is the subject of this Agreement; (ii) arises from, or relates or refers in any way to, Mr. Corrato's employment with the Bank, the termination of that employment, the Employment Agreement, or the action or inaction of any of the Company Released Parties through and including the Effective Date; or (iii) occurred at any time in the past up to and including the date of Mr. Corrato's execution of this Agreement, or involves any continuing effects of any actions or practices which may have arisen or occurred on or prior to his execution of this Agreement; provided, however, that nothing in this Agreement prevents Mr. Corrato from (x) filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency, except that he acknowledges that he shall not be able to recover any monetary benefits in connection with any such claim, charge or proceeding, or (y) initiating an action to enforce the terms of this Agreement or pursue claims pursuant to subsections (A) thorough (D) of Section 8(a).

(f) Mr. Corrato shall have a period of 21 days to consider whether to execute this Agreement. To the extent Mr. Corrato has executed this Agreement within less than 21 days after its delivery to him, Mr. Corrato hereby acknowledges that his decision to execute this Agreement prior to the expiration of such 21-day period was entirely voluntary.  If Mr. Corrato accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven days following (and not including) the date of execution (the "Revocation Period"), revoke this Agreement. If Mr. Corrato determines to revoke this Agreement prior to the expiration of the Revocation Period, he shall provide a written notice to the Bank in accordance with Section 13 hereof prior to such expiration. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against Mr. Corrato, on the day next following the day on which the foregoing Revocation Period has elapsed. Any revocation of this Agreement shall be deemed for all purposes a revocation of this Agreement in its entirety.

(g) Mr. Corrato acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(h) Mr. Corrato acknowledges and agrees that he has been advised by the Company and the Bank to consult with independent legal counsel of his choosing in connection with his review of this Agreement prior to executing this Agreement, that he has done so or had the opportunity to do so, that he has read and had the terms of this Agreement explained to him, and that he has entered into this Agreement voluntarily and with full knowledge of its significance, meaning and binding effect.  Mr. Corrato acknowledges and agrees that neither the Company nor the Bank nor their respective agents or representatives has made any promises, statements or representations, either oral or written, to Mr. Corrato or anyone else concerning the terms or effects of this Agreement other than those expressly contained herein.

(h) In addition to any other remedy available to the Company or the Bank hereunder, in the event that, as a result of a challenge brought by Mr. Corrato, the release of claims set forth in Section 8 becomes null and void or is otherwise determined not to be enforceable, then the obligation of the Bank to make any additional payments or to provide any additional benefits under this Agreement shall immediately cease to be of any force and effect, and Mr. Corrato shall promptly return to the Bank any payments or benefits the provision of which by the Bank was conditioned on the enforceability of this Agreement.

9. Cooperation.  Mr. Corrato agrees and covenants that he shall in good faith and to the best of his ability, to the extent reasonably requested, cooperate with and serve in any capacity requested by the Company or the Bank in any employment or business dispute, investigation, proceeding or pending or threatened litigation, including but not limited to the ongoing litigation Island View Properties, Inc. and Renato J. Gualtieri v. Prudential Savings and the related case of Lava Funding LLC v. Prudential Savings Bank, Francesco Gualtieri, Renato Gualtieri and Island View Crossing II, L.P. (together, "Litigation") in which the Company, the Bank or any of their respective subsidiaries, directors, officers or employees is a party, and regarding which Mr. Corrato, by virtue of his employment with the Company and the Bank, has knowledge or information.  Such cooperation and service in any such Litigation shall include, without limitation, acting on behalf of, or refraining from acting against the interest of, the Company, the Bank or any of their respective subsidiaries, directors, officers or employees.  Mr. Corrato further agrees and covenants that, in any such Litigation, he shall, without the necessity for subpoena, provide in any jurisdiction in which the Company or the Bank reasonably requests, truthful testimony relevant to said Litigation.

10. Full Settlement.  The obligations of the Company and/or the Bank to perform its respective obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company and/or the Bank may have against Mr. Corrato or others.  In no event shall Mr. Corrato be obligated to seek other services or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement.

11. Representations and Warranties.  Each party hereto represents and warrants to each other that they have carefully read this Agreement and consulted with respect thereto, to the extent deemed appropriate, with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect.  Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against it in accordance with its terms.

12. Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon Mr. Corrato and his assigns and upon the Company and the Bank and any successor to the Company or the Bank by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of the Company and the Bank may be sold or otherwise transferred. Any successor to the Company or the Bank by merger, consolidation or other change in form shall expressly in writing assume all obligations of the Company or the Bank hereunder as fully as if it had been originally made a party hereto, and this Agreement shall continue in effect following any change in control of the Company and/or the Bank.  This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

13. Notices.  Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

If to Mr. Corrato:

Joseph R. Corrato
At the address last appearing on the
personnel records of the Bank

If to the Company and/or the Bank:

Prudential Bancorp, Inc.
Prudential Savings Bank
1834 West Oregon Avenue
Philadelphia, Pennsylvania  19145
Attention: Corporate Secretary

14. Resolution of Disputes.  Any dispute or controversy arising under or in connection with this Agreement shall be filed and maintained in the Philadelphia Court of Common Pleas or, if there is a basis for federal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania. Each party hereto waives to the fullest extent permitted by applicable law and regulation any right it may have to a trial by jury with respect to any action, proceeding or counterclaim (whether based on contract, tort or otherwise) directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

15. Withholding.  The Company and/or the Bank may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16. Entire Agreement; Severability.

(a) This Agreement incorporates the entire understanding between the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Company and/or the Bank and Mr. Corrato with respect to the subject matter hereof, including the Employment Agreement, except as otherwise specifically provided herein.  In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

(b) It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is found to be too broad to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  Mr. Corrato agrees that if any provision of this Agreement is unenforceable because of the scope, time or geographic area of such provision, then such provision shall be fully severable and the scope, time or geographic area of such provision shall be reduced to the extent necessary so as to be enforceable. The covenants in Section 5 of this Agreement with respect to the Counties shall be deemed to be separate covenants with respect to each County, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to a County, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to the other County.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

17. Amendment; Waiver.

(a) This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each party hereto; provided, however, that notwithstanding anything in this Agreement to the contrary, the Company and the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

(b) Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

18. Counterparts; Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement; it being understood that all parties hereto need not sign the same counterpart.  Delivery of an executed signature page of this Agreement by facsimile, electronic mail (including PDF) or other transmission method shall be as effective as delivery of a manually signed counterpart of this Agreement.

19. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction.

20. Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and the Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
21. Headings.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

22. Regulatory Provisions.  Notwithstanding anything to the contrary contained in this Agreement, any payments to Mr. Corrato by the Company and/or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with, to the extent applicable, Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

[The next page is the signature page.]

THIS AGREEMENT PROVIDES FOR A WAIVER OF JURY TRIAL PROVISION WHICH AFFECTS YOUR LEGAL RIGHTS AND MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, Mr. Corrato has hereunto set his hand, and the Company and the Bank, have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

ATTEST:

By:	/s/ Regina Wilson	/s/ Joseph R. Corrato
Name:	Regina Wilson	Name: Joseph R. Corrato
Title:	Corporate Secretary

PRUDENTIAL BANCORP, INC.

By:	/s/ Bruce E. Miller
Name:	Bruce E.Miller
Title:	Chairman

PRUDENTIAL SAVINGS BANK

By:	/s/ Bruce E. Miller
Name:	Bruce E. Miller
Title:	Chairman

EXHIBIT A

Loan Relationship that Mr. Corrato will assist the Bank

[Excluded]

15